                                                                   EXHIBIT 10.20

                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.


                    TOLL MANUFACTURING AND SUPPLY AGREEMENT

                                     BETWEEN

                           GENELABS TECHNOLOGIES, INC.

                                       AND

                                  PATHEON INC.

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

                                TABLE OF CONTENTS

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
                                          ARTICLE 1

                                        INTERPRETATION

1.1     Definitions .................................................................     1
1.2     Currency ....................................................................     3
1.3     Sections and Headings .......................................................     3
1.4     Singular Terms ..............................................................     3
1.5     Schedules ...................................................................     4

                                          ARTICLE 2

                              MANUFACTURE AND SUPPLY OF PRODUCTS

2.1     Manufacture .................................................................     4
2.2     Genelabs Supplies ...........................................................     4
2.3     Packaging ...................................................................     4
2.4     Quality Control and Assurance ...............................................     5
2.5     Rejection of Products .......................................................     6
2.6     Stability Testing ...........................................................     7

                                          ARTICLE 3

                           ORDERS, DELIVERY, INVOICING AND PAYMENT

3.1     Market Outlook ..............................................................     8
3.2     Orders and Forecasts ........................................................     8
3.3     Written Orders ..............................................................     8
3.4     Reliance by Patheon .........................................................     8
3.5     Minimum Orders ..............................................................     9
3.6     Termination .................................................................     9
3.7     Packaging and Raw Materials .................................................    10
3.8     Change in Genelabs Specifications ...........................................    10
3.9     Shipments ...................................................................    11
3.10    Invoices and Payment ........................................................    11
3.11    Capital Equipment ...........................................................    11
3.12    Lot Numbering/Expiration Dates ..............................................    12

                                          ARTICLE 4

                                         CO-OPERATION

4.1     Quarterly Review ............................................................    12
4.2     Records and Accounting by Patheon ...........................................    12
4.3     Product Recalls .............................................................    12
4.4     Product Returns .............................................................    13


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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.


4.5     Governmental Agencies .......................................................    13
4.6     Customer Questions and Complaints ...........................................    13

                                          ARTICLE 5

                                TERM, RENEWAL AND TERMINATION

5.1     Term ........................................................................    14
5.2     Extension ...................................................................    14
5.3     Fixed Price Period ..........................................................    14
5.4     Termination for Cause .......................................................    14
5.5     Product Discontinuation .....................................................    15

                                          ARTICLE 6

                          REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1     Authority ...................................................................    15
6.2     Standards ...................................................................    15
6.3     Formulae ....................................................................    15
6.4     Debarred Persons ............................................................    16
6.5     Compliance with Laws ........................................................    16

                                          ARTICLE 7

                                          INDEMNITY

7.1     Patheon .....................................................................    16
7.2     Genelabs ....................................................................    16
7.3     Limitation of Warranties ....................................................    16
7.4     Consequential Damages .......................................................    16
7.5     Limitation of Liability .....................................................    17

                                          ARTICLE 8

                                       CONFIDENTIALITY

8.1     Disclosure ..................................................................    17
8.2     Use of Information ..........................................................    17
8.3     Exceptions ..................................................................    18

                                          ARTICLE 9

                                            PRICE

9.1     Price .......................................................................    18
9.2     Price Adjustments ...........................................................    18
9.3     Pricing after Fixed Price Period ............................................    19
9.4     Pricing Basis ...............................................................    19


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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.


9.5     Volume Price Recalculations .................................................    19
9.6     Adjustment to Active Materials Value ........................................    20
9.7     Manufacturing Costs .........................................................    20
9.8     Multi-Country Pricing .......................................................    21

                                          ARTICLE 10

                                      DISPUTE RESOLUTION

10.1    Disputes ....................................................................    21

                                          ARTICLE 11

                                        MISCELLANEOUS

11.1    Permits .....................................................................    21
11.2    Trademarks ..................................................................    21
11.3    Inspection ..................................................................    21
11.4    Access ......................................................................    21
11.5    Reports .....................................................................    21
11.6    Insurance ...................................................................    22
11.7    Independent Contractors .....................................................    22
11.8    No Waiver ...................................................................    22
11.9    Assignment ..................................................................    22
11.10   Force Majeure ...............................................................    23
11.11   Additional Products .........................................................    23
11.12   Notices .....................................................................    23
11.13   Entire Agreement ............................................................    24
11.14   Execution in Counterparts ...................................................    24
11.15   Governing Law ...............................................................    24
11.16   Devolution ..................................................................    24
11.17   Survival ....................................................................    25

                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

                     TOLL MANUFACTURING AND SUPPLY AGREEMENT

            THIS AGREEMENT is made as of the 30th day of August, 2002 (the "EFFECTIVE DATE")

                                 B E T W E E N:

                  PATHEON INC.,
                  a corporation existing under the laws of Canada,

                  (hereinafter referred to as "PATHEON"),

                                     - and -

                  GENELABS TECHNOLOGIES, INC.,
                  a corporation existing under the laws of the state of California, United States of America,

                  (hereinafter referred to as "GENELABS" ).

            THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

                                   ARTICLE 1

                                 INTERPRETATION

1.1 DEFINITIONS. The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      "ACTIVE MATERIALS" has the meaning specified in Section 2.2;

      "ACTIVE MATERIALS VALUE" means the value to be attributed to the Active Materials for certain purposes of this Agreement, as set out in Schedule G hereto;

      "AFFILIATE" means:

      (a) a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

      (b) a business entity which is owned by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

      (c) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a party to this Agreement;

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

      "BATCH" means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture. For clarity, the Batch size anticipated for manufacture will be as set for in Schedule A.

      "CGMPS" has the meaning specified in Section 2.4(a);

      "CAMPAIGN" means the manufacture of multiple Batches of Product concurrently to enable a one-time configuration and cleaning of the equipment used to manufacture the Product;

      "COMPONENTS" means, collectively, all packaging components, raw materials and ingredients (including labels, product inserts and other labeling for the Products), required to be used in order to produce the Products in accordance with Genelabs Specifications, other than the Active Materials;

      "CONFIDENTIAL INFORMATION" means a party's technology, data, know-how or information whether written or oral, technical or non-technical, including, but not limited to, financial statements, reports, pricing, trade secrets, secret processes, formulas, customer data (including customer lists), and the like, that is disclosed to the other party;

      "DEFICIENCY NOTICE" shall have the meaning ascribed thereto in Section 2.5(a);

      "DISPUTE" has the meaning specified in Section 10.1;

      "EMEA" means the European Agency for the Evaluation of Medicinal
      Products;

      "FDA" means the United States government department known as the Food and Drug Administration;

      "FIRM ORDERS" has the meaning specified in Subsection 3.2(b);

      "GENELABS" means Genelabs Technologies, Inc., a corporation existing under the laws of the state of California, United States of America, with its principal office at 505 Penobscot Drive, Redwood City, CA 94063;

      "GENELABS SPECIFICATIONS" means, collectively, (i) the product, formula, processing and packaging specifications set forth in Schedule A hereto, and (ii) the quality control specifications set forth in Schedule B hereto;

      "INITIAL TERM" has the meaning specified in Section 5.1;

      "INVENTORY" means all inventories of Components and work-in-process produced or held by Patheon in connection with the manufacture of the Products in accordance with Genelabs Specifications, but, for greater certainty, does not include the Active Materials;

                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

      "MINIMUM RUN" means the minimum number of Batches per Campaign for manufacturing and packaging services, as set out in Schedule C.

      "MANUFACTURING FEE" means the prices for the provision of manufacturing and packaging services, as set out in Schedule C.

      "PATHEON" means Patheon Inc., a corporation existing under the laws of Canada with its registered office at 2100 Syntex Court, Mississauga, Ontario, Canada, L5N 7K9;

      "PATHEON MANUFACTURING REQUIREMENTS" has the meaning specified in
      Section 2.4(a);

      "PRODUCTS" has the meaning specified in Section 2.1;

      "QUALITY AGREEMENT" means the agreement between the parties hereto setting out the quality assurance responsibilities to be applicable to the manufacturing services provided by Patheon, which agreement shall be substantially in the form attached hereto as Schedule B;

      "TPD" means the Canadian government department known as the Therapeutic Products Directorate; and,

      "YEAR" means the twelve (12) month period commencing on January 1st and ending on December 31st of that same year.

1.2 CURRENCY. Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.

1.3 SECTIONS AND HEADINGS. The division of this Agreement into Articles, sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule of this Agreement. In this Agreement, the terms "THIS AGREEMENT", "HEREOF", "HEREIN", "HEREUNDER" and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.

1.4 SINGULAR TERMS. Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

1.5 SCHEDULES. The following Schedules are attached to, incorporated in and form part of this Agreement:

            Schedule A  -  Products and Specifications
            Schedule B  -  Quality Agreement
            Schedule C  -  Price List and Minimum Run Quantities
            Schedule D  -  List of Active Materials
            Schedule E  -  Stability Testing Procedures/Fee Schedule
            Schedule F  -  Lot Numbering and Expiration Dates
            Schedule G  -  Active Materials Value

                                    ARTICLE 2

                       MANUFACTURE AND SUPPLY OF PRODUCTS

2.1 MANUFACTURE. Patheon shall manufacture and sell to Genelabs for sale and distribution in North America and Europe, the products listed on Schedule A hereto (the "Products") at the prices listed on Schedule C hereto (such prices being subject to adjustment in accordance with the terms hereof).

2.2 GENELABS SUPPLIES. In order to facilitate Patheon's manufacture of the Products, Genelabs shall, at its sole cost and expense, deliver sufficient quantities of the materials listed on Schedule D hereto (the "ACTIVE MATERIALS") to Patheon , which Active Materials shall be held by Patheon on behalf of Genelabs on the terms and conditions herein contained. The parties acknowledge and agree that title to all Active Materials, work in process, and finished Products shall at all times belong to and remain the property of Genelabs. Patheon agrees that any Active Materials received by it shall only be used by Patheon to manufacture and test the Products. Patheon shall not be responsible for any loss or damage to the Active Materials including but not limited to any Active Material contained in or represented by any work in process, except where such loss or damage occurs *. In such circumstances, Patheon's liability shall be limited to the Active Materials Value attributable to the relevant Active Materials. All other supplies and materials that are required to manufacture the Products shall be obtained by Patheon at Patheon's expense.

2.3 PACKAGING. Patheon shall package the Products with labels, product inserts and other labeling as specified and approved by Genelabs. Genelabs may, in its sole discretion, make changes to labels, product inserts and other labeling for the Products, which changes shall be submitted by Genelabs to all applicable governmental agencies and other third parties responsible for the approval of the Products. Patheon's name shall not appear on the label nor anywhere else on the Products unless required by a governmental authority or other applicable laws or regulations.

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.


2.4   QUALITY CONTROL AND ASSURANCE.

      (a) Patheon shall manufacture and supply the Products in accordance with: (i) Genelabs Specifications; (ii) current good manufacturing practices specified by FDA, TPD and EMEA, and similar European regulatory authorities, as applicable (collectively, "CGMPS"); and,
            (iii) the Quality Agreement. Patheon's responsibilities and obligations with respect to the manufacture of Products as set forth in this Section 2.4(a) and in Section 2.4(b) are hereinafter referred to as the "PATHEON MANUFACTURING REQUIREMENTS."

      (b) Patheon shall perform such quality control and quality assurance testing as is reasonably required to ensure that the Products comply with all of the Patheon Manufacturing Requirements.

      (c) If the Products as manufactured by Patheon do not satisfy Patheon's quality control and quality assurance testing due to Patheon's failure to produce the Products in accordance with the Patheon Manufacturing Requirements, Patheon shall reject such materials according to its quality assurance procedures and shall
            * manufacture additional Products to replace such defective Products, provided that *. In such circumstances, Genelabs shall have no obligation to purchase or pay for any rejected Products and, Patheon shall bear all liability associated with any regulatory action taken against Patheon by the FDA, TPD, EMEA, or similar European regulatory authority in relation to such failure.

      (d) Except in the circumstances where Patheon has failed to comply with the Patheon Manufacturing Requirements, Patheon shall not be liable or have any responsibility for any deficiencies in, or other liabilities associated with, any Product manufactured by it, including, without limitation, any deficiencies with respect to the formulae and procedures specified by Genelabs in the Patheon Manufacturing Requirements, the safety, efficacy or marketability of the Products or any distribution risk.

      (e) Each time Patheon ships Products to Genelabs, it shall provide Genelabs, prior to such shipment, with a certificate of analysis that sets out the test results for each lot of Product, and which certifies that the Products shipped to Genelabs have been evaluated by Patheon's Quality Control/Quality Assurance department and that the Products comply with Genelabs Specifications and Patheon's Manufacturing Requirements. Further, Patheon shall, prior to such shipment, make available copies of all manufacturing related documentation, as defined in the Quality Agreement, associated with each Batch of Product produced, such documentation to be used by Genelabs to determine conformance of the Product to Genelabs Specifications and Patheon Manufacturing Requirements.

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

      (f) Notwithstanding anything set forth in this Agreement to the contrary, Patheon expressly understands and agrees that Genelabs shall have the sole and final authority to determine whether all or a portion of any Batch of Product is suitable for release and distribution. In those instances where Genelabs has rejected a Batch which has otherwise, according to the provisions of Section 2.5(b), been deemed suitable for use, Genelabs shall pay Patheon the Manufacturing Fee associated with that Batch.

2.5   REJECTION OF PRODUCTS.

      (a) Genelabs shall inspect the Products manufactured by Patheon within thirty (30) days of the later of: (i) receipt of the Product; or
            (ii), receipt of the documentation defined in Section 2.4(e) and shall give Patheon written notice (a "DEFICIENCY NOTICE") of all claims for: (1) Products which deviate from Patheon Manufacturing Requirements; or (2) shortages in the amount of delivered Products, in each case prior to the expiry of such thirty (30) day period. Except as set out in Sections 4.3 and 4.4 below, Patheon shall have no liability for any deviations or shortages for which it has not received notice within such thirty (30) day period except, however, that such thirty (30) day notice period shall not apply to latent defects or any other such defects which are not reasonably discoverable by Genelabs within such thirty (30) day period.

      (b) Upon receipt of a Deficiency Notice relating to claims under Section 2.5(a)(1) above, Patheon shall have ten (10) days to notify Genelabs as to whether it agrees that the subject Product deviates from Patheon Manufacturing Requirements. If Patheon disagrees with the contents of such Deficiency Notice, it shall so advise Genelabs by notice in writing within ten (10) days after receipt of such Deficiency Notice. If Genelabs and Patheon fail to agree within ten
            (10) days after Patheon's notice to Genelabs as to whether any Products identified in the Deficiency Notice deviate from Patheon Manufacturing Requirements, the parties shall mutually select an independent third party to evaluate if the Products deviate from Patheon Manufacturing Requirements. If such evaluation certifies that any Products deviate from Patheon Manufacturing Requirements, Genelabs may reject those Products in the manner contemplated by
            Section 2.5(d). For the purposes of clarity, such third party determination of conformance of the Product to Patheon Manufacturing Requirements shall be solely for the purpose of determining whether the Manufacturing Fee for a given Batch or Batches, as applicable, shall be payable by Genelabs to Patheon. Regardless of the findings of any such third party, Genelabs shall nevertheless have the final authority to reject any Batch pursuant to Section 2.4(f). If the Product is found to deviate from the Patheon Manufacturing Requirements, Patheon shall pay for such third party evaluation. In all other such cases, the costs for such third party evaluation shall be paid by Genelabs.

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

      (c) Claims for shortages set out in a Deficiency Notice delivered to Patheon pursuant to Section 2.5(a)(2) shall be dealt with by Patheon either satisfying the shortage as soon as practicable but in no event later than within * days by the delivery of additional Product or, by the provision of an appropriate credit, at Genelabs' discretion.

      (d) Subject to the provisions of Sections 2.5(a) and 2.5(b), Genelabs has the right to reject and return, at the expense of Patheon and for full credit, any portion of any shipment which deviates from Patheon Manufacturing Requirements, without invalidating the remainder of the order, to the extent that such deviation arises from Patheon's failure to manufacture the Products in accordance with the Patheon Manufacturing Requirements. All expenses incurred pursuant to this Section 2.5(d) must be reasonable and shall be only payable by Patheon after agreement by Patheon or, failing agreement, certification pursuant to Section 2.5(b) that the Products, or any rejected portion thereof, deviated from the Patheon Manufacturing Requirements.

      (e) Where Genelabs has rejected all or a portion of a Batch or Batches of Product, as applicable, pursuant to Section 2.5(d), Patheon shall refund to Genelabs the cost of the Active Materials for such Product in an amount equal to *. In addition, if Genelabs has previously paid the Manufacturing Fee for Product which is ultimately rejected pursuant to Section 2.5(d), Patheon shall refund such Manufacturing Fee associated with the rejected Product. Where the rejected Product represents a portion of a Batch, the refund shall be proportionately based. Where Genelabs has not previously paid the Manufacturing Fee associated with the rejected Product, Patheon shall not invoice Genelabs for such Manufacturing Fee.

      (f) Rejection of * or more Batches of Product in any one Year due to the failure by Patheon to manufacture Product in accordance with the Patheon Manufacturing Requirements shall be considered a material breach of this Agreement and Genelabs may, at its option, terminate this Agreement.

2.6 STABILITY TESTING. Patheon shall conduct stability testing on the Products in accordance with the protocols submitted by Genelabs, the particulars of which form part of the annexed Schedule E, and for the fees to be mutually agreed upon between the parties. Patheon shall not make any changes to these testing protocols without prior written approval from Genelabs. In the event that any lot of Products fails stability testing, Patheon and Genelabs shall jointly determine the proceedings and methods to be undertaken to investigate the causes of such failure, including which party shall bear the cost of such investigation, provided that Patheon shall not be liable for any such costs unless there has been a breach by it of the Patheon Manufacturing Requirements. Further, Genelabs shall have the final authority to determine what actions, if any, shall be taken due to a stability failure. Patheon will provide any and all data and results relating to the stability testing upon request by Genelabs. From time to time, Patheon shall, at the request of Genelabs, also provide stability testing services with respect to products not

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

manufactured by Patheon, the cost of such services to be agreed to between the parties in writing prior to such services being undertaken. For stability studies contemplated under this Section 2.6, Patheon shall supply data to Genelabs within thirty (30) days following completion of testing.

                                    ARTICLE 3

                     ORDERS, DELIVERY, INVOICING AND PAYMENT

3.1 MARKET OUTLOOK. Genelabs acknowledges that for optimal production planning, Patheon requires an understanding of Genelabs' strategic vision for the Products in the market and agrees, to the extent that Genelabs has such information (including, if any, Genelabs' ten (10) year market outlook studies), to share such information with Patheon, provided that any information so provided shall be subject to the confidentiality provisions of Article 8, and further provided that Patheon agrees that any such information shall not constitute a binding commitment of any kind on the part of Genelabs.

3.2 ORDERS AND FORECASTS. Genelabs shall provide Patheon with the following:

      (a) concurrent with the execution of this Agreement, a written non-binding twelve (12) month forecast of the volume of each Product that Genelabs then anticipates will be required to be produced and delivered to Genelabs during that twelve (12) month period. Such forecast will be updated by Genelabs quarterly on a rolling basis and updated forthwith upon Genelabs determining that the volumes for the first quarter contemplated in the most recent of such forecasts has changed by more than * per cent (*%); and

      (b) firm written orders ("FIRM ORDERS") will be submitted by Genelabs on or before the 20th day of a calendar month for the Products to be delivered to Genelabs on a date not less than ninety (90) days from the first day of the calendar month immediately following the date that the Firm Order is submitted.

3.3 WRITTEN ORDERS. The Firm Orders submitted to Patheon pursuant to Section 3.2(b) shall specify Genelabs' purchase order number, quantities by Product type and monthly delivery schedule necessary to ensure the timely production and delivery of the Products. The quantities of Products ordered in such written orders shall be firm and binding on Genelabs and shall not be subject to reduction. Patheon agrees that Firm Orders submitted by Genelabs pursuant to Sections 3.2(b) and this Section 3.3 must be accepted by Patheon for manufacture if they are not more than * percent (*%) of the amount most recently forecast for that period. Patheon will use commercially reasonable efforts to manufacture any amounts beyond that. Firm Orders not rejected by Patheon within three (3) business days of receipt by Patheon shall be deemed to have been accepted by Patheon. Should there be a conflict between this Agreement and the terms contained in any Genelabs purchase order, this Agreement shall take precedence, to the extent the terms conflict.


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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

3.4 RELIANCE BY PATHEON. Genelabs understands and acknowledges that Patheon will rely on the Firm Orders submitted pursuant to Section 3.2(b) in ordering the Components required to meet such Firm Orders. Genelabs shall reimburse Patheon for the cost of any Components purchased in support of Firm Orders which, because of termination pursuant to Section 3.6, cannot be consumed by Patheon during the three (3) month period following termination provided that Patheon shall use commercially reasonable efforts to use these Components for other customers of Patheon. Patheon may, at its sole discretion, purchase Components in support of production beyond the Firm Order portion of the forecast. However, Patheon expressly agrees and understands that such purchase shall be at Patheon's sole risk and Genelabs shall not be liable for the cost of these Components should they become unusable due to subsequent reductions in forecast purchases or termination by Genelabs unless Genelabs consents in writing to such purchase prior to Patheon making a purchase commitment.

3.5 MINIMUM ORDERS. The Products to be manufactured and packaged by Patheon may only be ordered in at least the Minimum Run quantities set out in Schedule C. For clarity, this means that in no event shall an order placed by Genelabs be for quantities less than two (2), three (3), or one-half (1/2) Batches for the 1,000, 120, and 12-count presentations, respectively. Where Genelabs has placed an order for one-half (1/2) Batch of the 12-count presentation, both parties understand and agree that such order shall be supplied from capsules produced to fill another presentation (i.e., sub-lotting a portion of capsules from an order for another presentation). Thus, in the event that Genelabs places an order for one-half (1/2) Batch of the 12-count, completion of such order shall be tied to the manufacture date for the next order of either the 120-count or the 1,000-count presentation. For orders that fall between two Minimum Run quantities, Patheon shall determine at its sole discretion how to schedule the order; however, in all cases, the pricing applied to purchase orders from Genelabs shall be set based on the Yearly volume requirements pursuant to
Section 3.2(a) and subject to adjustment, as defined in Section 9.5.

3.6 TERMINATION. If this Agreement expires or is terminated in whole or in part for any reason other than a default by Patheon, in addition to any other remedies that either Party may have in the event of default:

      (a) Genelabs shall purchase, at Patheon's acquisition cost (as supported by appropriate receipts) plus a * percent (*%) handling fee, the Components applicable to the Products which were purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 3.4 prior to notice of termination being given;

      (b) Genelabs shall purchase all undelivered Products which were manufactured and/or packaged pursuant to a Firm Order, at the price in effect at the time the Firm Order was placed;

      (c) Genelabs shall pay Patheon's suppliers or reimburse Patheon, as applicable, for the purchase price payable pursuant to Patheon's orders with suppliers of Components, provided such orders were made by


                                       9
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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

            Patheon in reliance on Firm Orders in accordance with Section 3.4 in cases where Genelabs has agreed in advance to such purchases and provided Genelabs is permitted to take delivery of such Components; and

      (d)   Patheon shall, in a timely manner, but in no event more than ninety
            (90) days from the date of termination, convert any work in process that may exist in support of Firm Orders to Product for purchase by Genelabs. Should Patheon fail to complete such conversion, Patheon shall reimburse Genelabs for * represented by such work in process.

If this Agreement is terminated as a result of a default by Patheon, Genelabs agrees to purchase such of the items referred to in Sections 3.6 (a), (b) and
(c) above as it determines, acting reasonably, can be used by it.

3.7 PACKAGING AND RAW MATERIALS. All Components shall be purchased (with the exception of those which are supplied by Genelabs) and tested by Patheon at Patheon's expense in accordance with Patheon Manufacturing Requirements. Amendments to Genelabs Specifications requested by Genelabs will only be implemented with the approval of Patheon following a technical and cost review, such approval not to be unreasonably withheld but being subject to Genelabs and Patheon reaching agreement as to price revisions as specified in Section 3.8 necessitated by any such amendment.

3.8   CHANGE IN GENELABS SPECIFICATIONS.

      (a) If Genelabs requests a change in Genelabs Specifications which would result in an increase in Patheon's costs for Components or for manufacturing the Products, the parties shall discuss what impact, if any, such change will have on the price of the Products. If Genelabs should accept a proposed price change, the proposed change in Genelabs Specifications shall be implemented, and the price change shall become effective only with respect to those orders of Products which are manufactured in accordance with the revised Genelabs Specifications. Similarly, if Genelabs requests a change in Genelabs Specifications which would result in a decrease in Patheon's costs for components or for manufacturing the Products, the parties will work together to develop a mutually agreeable reduced cost for services from Patheon for Genelabs. Notwithstanding the foregoing, all changes to Genelabs Specifications shall, prior to implementation, be approved in writing by both parties hereto.

      (b) Notwithstanding any change in Genelabs Specifications implemented in accordance with the terms of Section 3.8 (a) above, Genelabs agrees to purchase all Products manufactured by Patheon, subject to the provisions of Section 2.5, based upon any "old" Genelabs Specifications at the "old" price for those Products provided that such Products were produced based on Firm Orders received from Genelabs. In addition, Genelabs agrees to purchase, at Patheon's cost (subject to the limits of Section 3.4), all


                                       10
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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

            Inventory utilized under the "old" Genelabs Specifications and purchased or maintained by Patheon in order to fill Firm Orders or in accordance with Section 3.4, to the extent that such Inventory can no longer be utilized under the revised Genelabs Specifications, in accordance with the terms of this Agreement. Open purchase orders for Components no longer required under any revised Genelabs Specifications which were placed by Patheon with suppliers in order to fill Firm Orders or in accordance with
            Section 3.4 shall be cancelled where possible, and where such orders are not subject to cancellation without penalty, shall be assigned to and satisfied by Genelabs.

3.9 SHIPMENTS. Deliveries of Products shall be made Free Carrier ("FCA"), as such term is defined in the INCOTERMS 2000, Patheon's shipping point. Such title as Patheon has in Products and risk of loss or of damage to Products shall remain with Patheon until Products are delivered to the carrier by Patheon for shipment at the FCA point at which time title and risk of loss or damage shall transfer to Genelabs. Patheon shall, in accordance with Genelabs' instructions,
(i) arrange for shipping and insurance, to be paid by Genelabs and (ii) at Genelabs' risk and expense, obtain any export licence or other official authorisation and carry out all customs formalities necessary to export the Products. Genelabs may select the freight carrier used by Patheon to ship Products and may monitor Patheon's shipping and freight practices as they pertain to this Agreement. Transport conditions shall be based upon Genelabs Specifications for the transportation of the Products.

3.10 INVOICES AND PAYMENT. Except as otherwise provided in this Agreement, Patheon shall charge Genelabs for only those Products that are shipped to Genelabs pursuant to Firm Orders and which conform to the Patheon Manufacturing Requirements, and shall submit to Genelabs, with each shipment of Products, an invoice covering such shipment. Each such invoice shall, to the extent applicable, identify Genelabs' purchase order number, Product numbers, names and quantities, unit price, freight charges and the total amount to be remitted by Genelabs. Genelabs shall pay all such invoices within thirty (30) days of the later of: (i) shipment of the Product by Patheon; or (ii) receipt of the documentation referred to in Section 2.4(e). In no event may Patheon either ship to or invoice Genelabs for any Product which has not been fully completed and has not passed all testing as specified under Patheon Manufacturing Requirements. Genelabs may, at its sole discretion, approve the shipment of Product prior to the completion of required testing and Patheon release. However, nothing in this Agreement shall be construed as requiring Genelabs to provide such approval. Further, approval by Genelabs to ship a given Batch or Batches of Product prior to completion of testing shall have no bearing whatsoever on Genelabs' later refusal to do the same with a future Batch or Batches.

3.11 CAPITAL EQUIPMENT. Both parties agree and understand that in the case of capital equipment purchased by Genelabs, whether purchased directly by Genelabs and delivered to Patheon or, purchased by Patheon with reimbursement of the purchase cost to Patheon by Genelabs, title to and interest in all such capital equipment shall at all times be in Genelabs. At present, both parties anticipate that this will include the purchase of change parts commonly known as chutes and slats, the cost of which shall not exceed $*, the


                                       11
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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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prior purchase of change parts (i.e., *) for Patheon's * encapsulator and unscrambler change parts (see Schedule C for detail). Further, Patheon warrants that based on the most recent forecast provided to Patheon with the execution of this Agreement, Patheon has sufficient vault space to store the Active Material required to produce the Product (the Active Material being a controlled substance in Canada, secure storage in an access-controlled vault is required by Canadian law) and further, that should expansion of this vault be required to handle production of Yearly Product quantities substantially in excess of this forecast (substantially in this case being defined as volumes greater than *% above the total of the Annual Quantity in units of all three presentations in the Volume 5 tier set forth in Schedule C), that in no event shall the cost to Genelabs for all such vault expansions exceed a total of $*.

3.12 LOT NUMBERING/EXPIRATION DATES. Patheon shall make arrangements for and implement the imprinting of lot numbers and expiration dates for each Product shipped. Such expiration dates shall be based on Genelabs Specifications and shall be affixed on the Products and on the shipping carton of each product as is required by cGMPs. The system used by Patheon for lot numbering and expiration dates is detailed in Schedule F hereto.

                                    ARTICLE 4

                                  CO-OPERATION

4.1 QUARTERLY REVIEW. Each party shall forthwith upon execution of this Agreement appoint one of its employees or consultants to be a relationship manager responsible for liaison between the parties. The relationship managers shall meet not less than quarterly, either in person, via teleconference, or via videoconference, to review the current status of the business relationship and manage any issues that have arisen.

4.2 RECORDS AND ACCOUNTING BY PATHEON. Patheon shall keep records of the manufacture, testing and shipping of the Products, and retain samples of such Products as are necessary to comply with the Patheon Manufacturing Requirements applicable to Patheon, the requirements specified under 21 CFR parts 210-211, as well as to assist with resolving product complaints and other similar investigations. Copies of such records and samples shall be made available to Genelabs upon its request and shall be retained by Patheon and be available to Genelabs for a period of five (5) years following the date of manufacture, or longer if required by law or regulation. Patheon shall, prior to discarding any documentation related to the manufacture of Genelabs' Products, make such documentation available for collection by Genelabs at Genelabs' expense. Patheon shall not destroy or discard any such documentation without the prior, express written consent of Genelabs. Genelabs is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to Genelabs.

4.3 PRODUCT RECALLS.

      (a) Patheon and Genelabs shall each maintain records as may be necessary to permit a recall or a field correction of any Products delivered to Genelabs


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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

            or customers of Genelabs, effected voluntarily or under a threat of, or a directive by, any governmental agency. Each party shall give immediate notice by telephone (to be confirmed in writing) to the Director of Quality Control/Quality Assurance of the other party upon discovery that any Products should be recalled or corrected, or may be required to be recalled or corrected, and each party upon receiving any such notice or upon any such discovery, shall cease and desist from further shipments of such Products in its possession or control until a decision has been made whether a recall or some other corrective action is necessary. The decision to initiate a recall or to take some other corrective action, if any, shall be made and implemented by Genelabs. Patheon will cooperate as reasonably required by Genelabs, in accordance with all applicable laws and regulations. Each party shall cooperate with the other in developing any necessary recall plan, and the manner and extent of such plan shall be subject to prior consultation, which consultation shall not unreasonably delay such plan.

      (b) To the extent that a recall results from, or arises out of, any breach by Patheon of the Patheon Manufacturing Requirements, (i) such recall shall be made at Patheon's cost and expense, and (ii) Patheon shall use its best efforts to replace the recalled Products with new Products within sixty (60) days from the date that Genelabs notifies Patheon about the recalled Products, contingent upon the receipt by Patheon from Genelabs of all required Active Materials. Patheon's cost for such Active Materials shall be limited to *. In the event that: (1) Patheon is unable to replace the recalled Products within this sixty (60) day period (except where such inability results from a failure to receive the required Active Materials); or (2) such new Products are also recalled or returned due to a breach by Patheon of the Patheon Manufacturing Requirements, then Patheon shall reimburse Genelabs for the Manufacturing Fee that Genelabs paid Patheon for the affected Products. In all other circumstances, recalls or other corrective actions shall be made at Genelabs' cost and expense.

4.4 PRODUCT RETURNS. Genelabs shall have the responsibility for handling customer returns of the Products. Patheon shall provide Genelabs with such assistance as Genelabs may reasonably need to handle such returns. To the extent that such return results from, or arises out of, any breach by Patheon of the Patheon Manufacturing Requirements, Patheon shall use all reasonable efforts to replace the returned Products with new Products within sixty (60) days from the date that Genelabs notifies Patheon about the returned Products, contingent upon the receipt by Patheon from Genelabs of all Active Materials. Patheon's cost for such Active Materials shall be limited to *. In the event that: (i) Patheon is unable to replace the returned Products within this sixty (60) day period (except where such inability results from a failure to receive the required Active Materials); or (ii) such new Products are also returned or recalled due to a breach by Patheon, then Patheon shall reimburse Genelabs for * that Genelabs paid Patheon for the affected Products. In all other circumstances, customer returns or similar actions shall be made at Genelabs' cost and expense.

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

4.5 GOVERNMENTAL AGENCIES. Each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, regarding such Products if, in the opinion of that party's counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation, provided, however, that, unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, such party shall permit the other party to accompany and take part in relevant communications with the agency, and to receive copies of all such communications from the agency.

4.6 CUSTOMER QUESTIONS AND COMPLAINTS. Genelabs shall have the sole responsibility for responding to questions and complaints from Genelabs' customers. Questions or complaints received by Patheon from Genelabs' customers shall be promptly referred to Genelabs. Patheon shall cooperate as reasonably required to allow Genelabs to determine the cause of and resolve any customer questions and complaints. Such assistance shall include follow-up investigations, including testing. In addition, within ten (10) days from the date of request, Patheon shall provide Genelabs with all necessary information that will enable Genelabs to respond properly to questions or complaints relating to the Products. Unless it is determined that the cause of any customer complaint resulted from a breach by Patheon of the Patheon Manufacturing Requirements, all reasonable costs incurred by Patheon in respect of this
Section 4.6 shall be borne by Genelabs. In the event that such complaint resulted from the breach by Patheon of the Patheon Manufacturing Requirements, all reasonable costs in respect of this Section 4.6 shall be borne by Patheon.

                                    ARTICLE 5

                          TERM, RENEWAL AND TERMINATION

5.1 TERM. This Agreement shall commence on the Effective Date and, subject to any extension pursuant to Section 5.2, this Agreement shall expire on December 31, 2008 (the "Initial Term"), unless terminated earlier by one of the parties as provided herein.

5.2 EXTENSION. This Agreement shall automatically be renewed for successive terms of three (3) years each unless either party gives written notice to the other party of its intention to terminate this Agreement at least twelve (12) months prior to the end of the then-current term. Any such extensions of this Agreement shall be on substantially similar terms and conditions, subject to the agreement of both parties as to pricing.

5.3 FIXED PRICE PERIOD. For the purposes of ordering, planning, costing and forecasting, as contemplated by this Agreement, the Fixed Price Period shall be from the Effective Date up to and including December 31, 2005 (the "FIXED PRICE PERIOD"). Thereafter, for the purposes of ordering, planning, costing and forecasting, as contemplated by this Agreement, both Parties will operate under a calendar year basis.

5.4 TERMINATION FOR CAUSE.

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

      (a) Upon failure of either party to remedy its material breach of any of the obligations or provisions of this Agreement within sixty (60) days following receipt of written notice of said breach, the aggrieved party shall have the right to terminate this Agreement immediately by written notice.

      (b) Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party in the event that: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party; or (iii) this Agreement is assigned by such other party for the benefit of creditors.

      (c)   Genelabs may terminate this Agreement as to any Product upon thirty
            (30) days written notice to Patheon in the event that any governmental agency takes any action, or raises any objection, that prevents Genelabs from importing, exporting, purchasing or selling such Product.

      (d) Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement.

      (e) Patheon may terminate this Agreement on six (6) months prior written notice if Genelabs assigns, pursuant to Section 11.9, any of its rights under this Agreement to an assignee that is, in the opinion of Patheon acting reasonably, not a creditworthy substitute for Genelabs, is a competitor of Patheon or with whom Patheon has had prior unsatisfactory business relations. Should Patheon decide to terminate this Agreement in accordance with this Section 5.4(e), Patheon will continue to supply the assignee with Product until the earlier of: (i) *; and (ii) * from the date of termination. In such circumstances, Genelabs shall continue to be responsible for the obligations of the assignee during the transition period.

5.5 PRODUCT DISCONTINUATION. During the Initial Term of this Agreement or any extension thereof, Genelabs shall provide at least six (6) months advance notice if it intends to no longer order a Product due to a voluntary decision by Genelabs to discontinue sale of the Product. This requirement shall not apply to any involuntary discontinuation resulting from withdrawal of approval for sale by a regulatory agency, pursuant to Section 5.4(c).

                                    ARTICLE 6

                  REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 AUTHORITY. Each party represents and warrants that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

6.2 STANDARDS. Patheon represents and warrants that the work it performs hereunder will be in accordance with Sections 2.4(a) and (b).

6.3 FORMULAE. Genelabs represents and warrants that Genelabs Specifications for each of the Products are its or its Affiliate's property and that Genelabs may lawfully disclose Genelabs Specifications to Patheon. Genelabs further represents and warrants that any trademarks utilized in connection with any of the Products are its or its Affiliate's property and may be lawfully used as directed by Genelabs. Genelabs further represents and warrants that Genelabs Specifications for all Products conform to all applicable laws and regulations, and that the Products, if labeled and formulated in accordance with Genelabs Specifications and manufactured in compliance Patheon Manufacturing Requirements, (i) may be lawfully sold and distributed in every jurisdiction covered by this Agreement in which Genelabs markets such Products, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption.

6.4 DEBARRED PERSONS. Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person or organization debarred or suspended under 21 U.S.C. Sections 335(a) or (b). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Food, Drug and Cosmetic Act or substantially similar legislation in Canada, if any.

6.5 COMPLIANCE WITH LAWS. Each party, in connection with its performance under this Agreement, shall comply with all applicable laws, rules, regulations, orders and guidelines.

                                    ARTICLE 7

                                    INDEMNITY

7.1 PATHEON. Except as otherwise expressly set forth in this Agreement, Patheon agrees to defend, indemnify and hold Genelabs, its Affiliates and their respective directors, officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to, Patheon's breach of its obligations, duties, representations or warranties under this Agreement, except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of Genelabs, its Affiliates and their respective directors, officers, employees, or agents.

7.2 GENELABS. Except as otherwise expressly set forth in this Agreement, Genelabs agrees to defend, indemnify and hold Patheon, its Affiliates and their respective directors, officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability resulting from, or relating to Genelabs' breach of its obligations, duties, representations or warranties under this Agreement, except to the extent that any such losses, damages, costs, claims, demands, judgments and liability

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

are due to the negligence or wrongful act(s) of Patheon, its Affiliates and their respective directors, officers, employees or agents.

7.3 LIMITATION OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER GENELABS NOR PATHEON MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.4 CONSEQUENTIAL DAMAGES. Under no circumstances whatsoever shall either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise, for any (direct or indirect) loss of profits, of production, of anticipated savings, of business or of goodwill or for any liability, damage, costs or expense of any kind incurred by the other party of an indirect or consequential nature, except as expressly provided for in this Agreement.

7.5   LIMITATION OF LIABILITY.

      (a) GENERAL. Unless expressly provided for in this Agreement and notwithstanding any other provision of this Agreement, Patheon shall not be liable for any loss of or damage to any property of Genelabs, including, without limitation, Active Materials, except in the case of Patheon's negligence or intentional misconduct.

      (b) ACTIVE MATERIALS VALUE REIMBURSEMENT LIMITATIONS. In the event that Patheon is obligated to refund to Genelabs the cost of * for a Product pursuant to Sections 2.2, 2.4(c), 2.5(e), 4.3(b), 4.4 and 11.5 of this Agreement, the following limitations shall apply: (i) Patheon shall not be required to * (which shall be subject to renegotiation by the parties in the event of a material change in *); and (ii) Patheon's * shall be based on * set forth in Schedule C as described as follows. *. Examples are set forth in the table below. In all other cases, including without limitation Section 3.6(d), these limitations will not apply.

                                   ARTICLE 8

                                CONFIDENTIALITY

8.1 DISCLOSURE. During and in furtherance of this Agreement, each of the parties hereto may disclose certain of its Confidential Information to the other party.

8.2 USE OF INFORMATION. During the Initial Term and any renewals of this Agreement, and for a period of five (5) years from the termination of this Agreement, each of the parties hereto agrees: (i) to use the Confidential Information only in connection with the terms of this Agreement; (ii) to treat the Confidential Information as it would its own proprietary information; and
(iii) to take all reasonable precautions to

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

prevent the disclosure of the Confidential Information to any third party, other than an Affiliate, without the prior written consent of the other party.

8.3 EXCEPTIONS. Each of Patheon and Genelabs shall be relieved of any and all of the obligations under Section 8.2 regarding Confidential Information which (i) was known by the recipient prior to receipt hereunder unless disclosed pursuant to another agreement containing confidentiality provisions; (ii) at the time of disclosure was generally available to the public or which after disclosure, hereunder, becomes generally available to the public through no fault attributable to a party hereto; (iii) is hereafter made available for use or disclosure from any third party having a right to do so; or (iv) is disclosed pursuant to a written request of a governmental authority or requirement or regulation of a court of governmental authority. In the event of Section 8.3(iv) each party shall inform the other in advance to the extent possible of any such request or requirement and shall take reasonable steps to protect the confidentiality of the relevant Confidential Information.

                                    ARTICLE 9

                                      PRICE

9.1 PRICE. The prices for the Products listed in Schedule C are intended by the parties to be a guaranteed price for the Fixed Price Period, subject to the amendments to such prices provided for in this Article 9. The prices for any Products delivered pursuant to the terms of this Agreement during any period following the Fixed Price Period shall be determined in accordance with Section 9.3.

9.2 PRICE ADJUSTMENTS. During any Year of this Agreement, the prices set out in Schedule C shall be subject to adjustment in accordance with the following:

      (a) if at any time and from time to time, but no more frequently than once per Year, Patheon determines, acting reasonably and based on the forecasts and Firm Orders received from Genelabs, that the then-current yearly run-rate volumes (including, without limitation, any permanent reductions in volumes) relating to a specific Product will constitute no more than eighty-five percent (85%) of the forecasted yearly volumes for that Product for that same Year, Patheon may request an adjustment to the price of that Product to reflect the increased Component costs that Patheon will incur as a result of the reduced volumes. In connection with such request, Patheon shall deliver to Genelabs a revised Schedule C setting out the adjusted Component costs that will be incurred based on the then-anticipated volumes for the relevant Product, together with documentation which supports the basis for Patheon's increased costs. Upon delivery of such a request, each of Genelabs and Patheon shall forthwith use all reasonable efforts to agree on a revised price for the relevant Product that reflects the increased Component costs being incurred by Patheon;

      (b) if at any time extraordinary market conditions result in Patheon's cost of Components being greater than normal forecasted increases, Patheon may

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

            request an adjustment to the price of any affected Product to compensate it for such increased Component costs, but not more than once per Year. For the purposes of this Section 9.2(b), changes greater than normal forecasted increases shall be considered to have occurred if (i) the cost of a Component is more than *% greater than the cost for such Component that the price quote was based upon or
            (ii) the aggregate cost for all Components required to manufacture a Product is more than *% of the total Component costs for such Product that the price quote was based upon. To the extent Product prices have been previously adjusted pursuant to this Section 9.2(b) to reflect an increase in the cost of one or more Components, the adjustments provided for in (i) and (ii) above shall operate based on the costs attributed to such Component (or Components) at the time the last of such adjustments were made. In connection with a price adjustment request pursuant to this Section 9.2(b), Patheon shall deliver to Genelabs a revised Schedule C setting out the adjusted Component costs that will be incurred as a result of the greater than normal forecasted increases, together with supporting documentation which details the basis for Patheon's increased costs. Upon delivery of such a request, each of Genelabs and Patheon shall forthwith use all reasonable efforts to agree on a revised price for each affected Product that reflects the increased Component costs being incurred by Patheon;

      (c) Beginning on January 1, 2006, on each Yearly anniversary of this Agreement, following the Fixed Price Period, Patheon shall be entitled to request an adjustment to the price charged in respect of direct labour, overhead and manufacturing fees based on the Industrial Product Price Index, Pharmaceuticals, No. V157093 and in direct labour, overheads and manufacturing fees based on the increases in the Consumer Price Index, Drug & Pharmaceuticals, published by Statistics Canada during the immediately prior Year.

9.3 PRICING AFTER FIXED PRICE PERIOD. The prices for each Product during each additional Year beyond the Fixed Price Period that this Agreement remains in force shall be agreed to between the parties prior to the commencement of each such Year. Genelabs shall provide Patheon with the yearly volume forecasts contemplated by Section 3.2(a) at least ninety (90) days prior to the first day of each such additional Year. Based on those projections, Patheon will deliver to Genelabs, no later than thirty (30) days after receipt of such yearly forecast, a revised Schedule C and such other budgetary pricing information as it deems necessary to allow the parties to effectively settle all prices for the subsequent Year. Thereafter, the parties shall use all reasonable efforts to come to agreement with respect to the applicable price for each Product during the relevant Year, based on the anticipated changes in Product volumes, Component costs and other relevant market conditions. Such revised prices shall become effective as of the first day of the subject Year.

9.4 PRICING BASIS. The price applied to any purchase order and paid by Genelabs for Product in any Year is quoted based upon the estimated annual volume per Product


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specified in Schedule C or thereafter specified in the forecast provided pursuant to Section 3.2(a) for the Year and is subject to change, as specified herein, if the specified Minimum Run quantity and estimated annual volume is not met.

9.5 VOLUME PRICE RECALCULATIONS. In each Year, Patheon shall charge Genelabs for the manufacturing services at the rates set forth in the attached Schedule C, based on the total amount of Product expected to be ordered as set forth in the 12-month rolling forecast (or fraction of such 12 month rolling forecast, as applicable) for such Year.

      (a) If at any time during the Year, Genelabs has ordered a sufficient volume of Product for any given packaging presentation to qualify for the next lower-priced volume tier, the price applied to purchase orders from Genelabs for Product(s) for all subsequent orders for the balance of the Year shall reflect this next lower-priced tier.

      (b) At the end of each Year, both parties will perform a review of the actual quantities of Product (by presentation) requested through Firm Orders during that Year by Genelabs to determine if sufficient Product was ordered to achieve the volume pricing requirements applied throughout the Year.

      (c) If the amount of each Product presentation ordered has exceeded the volume tier pricing that was applied to Genelabs' purchase orders (and related payments) during the Year, then within thirty (30) days after the end of the relevant Year, Patheon shall refund Genelabs the difference between the amount Genelabs has paid for such Product and the amount that Genelabs should have paid based on total purchases.

      (d) If the amount of each Product presentation ordered has not met the volume tier pricing that was applied to Genelabs' purchase orders (and related payments) during the Year, then within thirty (30) days after the end of the relevant Year, Patheon shall invoice Genelabs for the difference, if any, between the amount Genelabs should have paid for total purchases and the amount that Genelabs actually paid.

9.6 ADJUSTMENT TO ACTIVE MATERIALS VALUE. Prior to the end of each Year, the parties shall determine a revised Active Materials Value as reflected in Schedule G to be applied to the following Year, to account for changes in the cost of the Active Materials, and as supported by appropriate documentation from Genelabs. The parties will agree to the revised Active Materials Value and amend Schedule G accordingly. In no event shall the Active Materials Value be adjusted more than once per Year.

9.7 MANUFACTURING COSTS. Notwithstanding anything in this Agreement to the contrary, in no event shall the price increase contemplated by Patheon exceed the lesser of either: (a) the percentage increase in the Components based on the Industrial Product Price Index, Pharmaceuticals, No. V157093 and in direct labour, overheads and manufacturing fees based on the Consumer Price Index, Drug & Pharmaceuticals,


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published by Statistics Canada during the immediately prior Year; or (b), the aggregate increase in Patheon's direct labour, overheads and manufacturing fees and Component costs as demonstrated by supporting documentation from Patheon and its Component suppliers. Patheon shall manufacture Product using Option B in Schedule C (i.e., the * encapsulator) unless otherwise approved in writing by Genelabs, which approval shall not be unreasonably withheld.

9.8 MULTI-COUNTRY PRICING. The pricing set forth in Schedule C of this Agreement as of the Effective Date is for Product intended for sale and distribution in the United States of America. If Genelabs decides that it wishes to have Patheon manufacture the Product for countries in addition to the United States of America, then Genelabs shall inform Patheon of the packaging requirements needed for this new country market and Patheon shall prepare a quotation for consideration by Genelabs of the additional Component costs, if any, packaging fees and the change over fees for the Product destined for the new country market. The agreed additional packaging requirements and related packaging costs and change over fees shall be set out in a written amendment to this Agreement.

                                   ARTICLE 10

                               DISPUTE RESOLUTION

10.1 DISPUTES. In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement (a "DISPUTE"), the parties shall use all reasonable efforts to settle such Dispute by amicable negotiations within a period of sixty (60) days of one party giving notice of the Dispute to the other party.

                                   ARTICLE 11

                                  MISCELLANEOUS

11.1 PERMITS. Obtaining or maintaining any permits or other regulatory approvals in respect of the Products or Genelabs Specifications shall be the sole responsibility of Genelabs. Patheon warrants that it shall obtain and maintain all permits, licenses and the like that are now or may be required in the future from any local, provincial or federal agency (both Canadian and US) to perform its obligations hereunder, the cost associated therewith shall be borne entirely by Patheon.

11.2 TRADEMARKS. Genelabs and Patheon hereby acknowledge that neither party has, nor shall it acquire, any interest in any of the other party's trademarks or trade names unless otherwise expressly agreed to in writing. Each party agrees not to use any trademark or trade name of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

11.3 INSPECTION. Genelabs may inspect Patheon reports and records relating to this Agreement as well as audit not more than once per Year at Patheon's place of business the work performed by Patheon in discharge of its obligations hereunder during normal


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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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business hours and with reasonable advance notice, provided a Patheon representative is present during any such inspection. Patheon shall promptly notify Genelabs of any inspections by any governmental agency directly or indirectly involving the Products. Where such governmental agency inspections have been arranged for in advance, Patheon shall notify Genelabs, to the extent possible, not less than, seventy-two (72) hours prior to such inspections and Genelabs shall have the right to be present during such inspections. In those instances where such governmental agency inspections are performed on an unannounced basis, Patheon shall inform Genelabs as specified in the Quality Agreement. In those instances where Patheon is subject to negative regulatory action from a governmental agency that may directly or indirectly impact the Products, Genelabs shall have the right to audit Patheon's operations to assess the impact, if any, of such action on Genelabs' Products.

11.4 ACCESS. Patheon shall provide Genelabs with reasonable access at mutually agreeable times to any of its facilities in which the Products are manufactured, stored, handled or shipped in order to permit Genelabs's verification of Patheon's compliance with the terms of this Agreement and the Quality Agreement and with all applicable laws and regulations.

11.5 REPORTS. Patheon will supply, on an annual calendar basis, product data, including release test results, complaint test results, all investigations (in manufacturing, testing and storage), and the like, which Genelabs reasonably requires in order to complete any filing under any applicable regulatory regime, including any annual product review report that Genelabs is required to file with the FDA, TPD, EMEA, or similar European regulatory authority. Further, Patheon shall provide to Genelabs on a quarterly basis, a report detailing the amounts of Product produced in the quarter, as well as all work in process related to ongoing production. The report shall detail, among other things, the yield rate for each Batch produced as well as the overall yield rate experienced by Patheon during the report quarter. Patheon shall reimburse to Genelabs no later than thirty (30) days following the end of a Year at * an amount equal to any * represented by a yield loss for that Year in excess of a yield rate to be mutually agreed upon between the parties following completion of the first ten
(10) commercial Batches. In regard to this yield rate, a per Batch yield rate shall be established and such agreed upon yield rate shall be appended to the Quality Agreement.

11.6 INSURANCE. Each party shall maintain comprehensive general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for five (5) years thereafter, which insurance shall afford limits as mutually agreed between the parties from time to time for each occurrence for bodily injury liability, personal injury liability, products liability, property damage liability, contractual liability and completed operations liability. Each party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of thirty (30) days written notice to the recipient of a cancellation of, or material change in, the insurance.


                                       22
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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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11.7 INDEPENDENT CONTRACTORS. The parties are independent contractors and this
Agreement shall not be construed to create between Patheon and Genelabs any other relationship such as, by way of example only, that of employer-employee, principal-agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the parties hereto.

11.8 NO WAIVER. Either party's failure to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

11.9 ASSIGNMENT. Patheon may not assign this Agreement or any of its rights or obligations hereunder except with the written consent of Genelabs, such consent not to be unreasonably withheld. Genelabs may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon, provided, however, that Genelabs shall give prior written notice of any assignment to Patheon. Any assignee shall covenant in writing with Patheon to be bound by the terms of this Agreement and Genelabs shall remain liable hereunder unless otherwise agreed by Patheon. Notwithstanding the foregoing provisions of this
Section 11.9, either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, provided that such assignee executes an agreement with the non-assigning party hereto whereby it agrees to be bound hereunder.

11.10 FORCE MAJEURE. Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such party's reasonable control, including, but not limited to, strikes or other labour disturbances, lockouts, riots, wars, fires, floods, storms, interruption of or delay in transportation, or compliance with any order or regulation of any government entity acting within colour of right. A party claiming a right to excused performance under this Section 11.10 shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance, as well as its estimate as to when remedy of the causes of force majeure may be reasonably expected to occur.

11.11 ADDITIONAL PRODUCTS. Additional Products may be added to this Agreement and such additional Products shall be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by an addendum hereto. Notwithstanding the foregoing, neither Genelabs nor any of its Affiliates, shall be under any obligation to add additional Products to this Agreement.

11.12 NOTICES. Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other party by personal delivery, by telecopier communication or by sending the same by first class mail, postage prepaid to the mailing address, or telecopier number set forth below:

                  If to Genelabs:

                  Genelabs Technologies, Inc.


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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

                  505 Penobscot Drive
                  Redwood City, CA 94063 USA
                  Att: President
                  Fax No. 650-368-0709

                  With a copy to:

                  Corporate Counsel
                  Fax No.: 650-366-8748

                  If to Patheon:

                  Patheon Inc.
                  2100 Syntex Court
                  Mississauga, Ontario, Canada, L5N 7K9
                  Att:  President
                  Fax No.: 905-812-6705

or to such other addresses or telecopier numbers provided to the other party in accordance with the terms of this Section 11.12. Notices or written communications made or given by personal delivery or by telecopier shall be deemed to have been sufficiently made or given when sent (receipt acknowledged), or, if mailed, five (5) days after being deposited in the United States or Canadian mail, postage prepaid or upon receipt, whichever is sooner, or, if by courier, upon receipt of confirmation of delivery from courier.

11.13 ENTIRE AGREEMENT. This Agreement constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof, except that any confidentiality agreement entered into prior to the date of this Agreement relating to the subject matter hereof shall remain in full force and effect in accordance with its terms. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties.

11.14 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.15 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the state of Delaware, regardless of that or any other jurisdiction's choice of law principles.

11.16 DEVOLUTION. If any provision, term, or condition of this Agreement is in conflict with any applicable law or court judgment, and a court of law shall declare that part of this agreement is unenforceable or invalid, then such part shall be replaced with a provision, term, or condition that accomplishes, to the extent possible, the original


                                       24
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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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business purpose of the provision, term, or condition in a valid and enforceable manner and the remainder of this Agreement shall remain in full force and effect.

11.17 SURVIVAL. The terms of this Agreement and obligations of the parties contained in Article 1, Section 3.6, Section 4.2, Section 4.3, Section 4.5,
Section 4.6, Section 5.4(d), Section 5.4(e), Article 6, Article 7, Article 8,
Article 10, and Article 11 (except only one final report shall be required pursuant to Section 11.5, and Section 11.11 shall have no further force and effect) shall survive the termination or expiration of this Agreement. To the extent Product is manufactured and/or delivered by Patheon after termination or expiration of this Agreement the provisions of Article 2 and any other provision governing the manufacturing, delivery and rejection of Product shall apply to such Product.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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            IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

                                      PATHEON INC.

                                      By:  /s/ Nick DiPietro
                                          --------------------------------------
                                          Name:   Nick DiPietro
                                          Title:  President and Chief Operating
                                                  Officer

                                      GENELABS TECHNOLOGIES, INC.

                                      By:  /s/ James A. D. Smith
                                          --------------------------------------
                                          Name:   James A. D. Smith
                                          Title:  President

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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                                   SCHEDULE A

                           PRODUCTS AND SPECIFICATIONS

PRODUCT

GL701 (Prasterone, also known as Dehydroepiandrosterone, or DHEA) *, 50mg capsules

INGREDIENTS

Prasterone (also known as Dehydroepiandrosterone, or DHEA)*
*

PROCESSING (IN-PROCESS/RELEASE SPECIFICATIONS)

In-process testing will be completed by approved Patheon Inc. methods, the results of which will be based upon Genelabs Specifications as detailed in the Quality Agreement and shall include the following:

      -     Bulk & Tap Density
      -     Particle size
      -     Flowability
      -     Loss on Drying
      -     Blend Uniformity

Release testing will be completed by approved Patheon Inc. methods, the results of which will be based upon Genelabs Specifications as detailed in the Quality Agreement and shall include the following:

      -     Appearance
      -     Identity by HPLC & UV Spectrophotometry
      -     Assay
      -     Blend & Content Uniformity
      -     Dissolution
      -     Moisture by Karl Fisher
      -     Related Substances
      -     Microbial

Commercial Batch size will be approximately *, to be manufactured at Patheon's Toronto Regions facility

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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PACKAGING

The Product will be packaged as per Genelabs' instruction, in 3 formats

        12 Count - 60cc round HDPE bottle, HDPE child-resistant closure with inner tamper evident seal (non-induction, foam) spot-glued outsert, shrink wrapped into bundles of 12, case packed with one-color exterior (case pack) label

        120 Count - 120cc square HDPE bottle, HDPE child-resistant closure with inner tamper evident seal (non-induction, foam), spot-glued outsert, shrink wrapped into bundles of 24, case packed with one-color exterior (case pack) label,

        1,000 count - 950cc square HDPE bottle, metal closure with inner tamper evident seal (non-induction, foam) spot-glued outsert, shrink wrapped into bundles of 24, case pack with one-color exterior (case pack) label.

Labels for the above presentations are estimated 2 colors plus varnish. 60# high gloss/S246 adhesive/40#BK liner. Shippers are estimated plain, 175C, RCS, 12 or 24 bottles per, as described above.

The above presentations will be delivered to Genelabs in a palletized configuration, the final pallet loading to be determined following completion of packaging validation.



                                      A-2
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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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                                   SCHEDULE B

                                QUALITY AGREEMENT

   The Quality Agreement is attached to and made a part of this Schedule B.

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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                                   SCHEDULE C

                      PRICE LIST AND MINIMUM RUN QUANTITIES

*

*

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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*

*



                                      C-2
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*

*



                                      C-3

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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*



                                      C-4

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                                   SCHEDULE D

                            LIST OF ACTIVE MATERIALS

Prasterone (also known as Dehydroepiandrosterone, or DHEA) * active pharmaceutical ingredient

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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                                   SCHEDULE E

                  STABILITY TESTING PROCEDURES/FEE SCHEDULE

Commercial and Product Stability Protocols and associated pricing to be determined between the parties and, upon execution by the duty authorized representatives of the parties hereto, attached to this Schedule E.

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
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                                   SCHEDULE F

                       LOT NUMBERING AND EXPIRATION DATES

Products manufactured at Patheon Inc. will bear lot numbers as described in Patheon SOP OPS1026 and will have expiry dates as described in Patheon SOP OPS1062.

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                                            *CONFIDENTIAL TREATMENT REQUESTED BY
                                                     GENELABS TECHNOLOGIES, INC.

                                   SCHEDULE G

                             ACTIVE MATERIALS VALUE

The agreed value of the Active Materials is * per kilogram.